Exhibit 4.7
CONSENT OF S. NICHOLAS SHEARD
     The undersigned hereby consents to the incorporation by reference into the Offer and Circular, as amended and supplemented (the “Offer and Circular”) included in the Registration Statements on Form F-8 of Inco Limited (the “Company”) relating to the Company’s offer of its common shares to shareholders of Falconbridge Limited of references to him in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and to the reference to him in the Offer and Circular included in such Registration Statements under the heading “Experts” as a person responsible for statements as to reserves to the extent referred to in such Annual Report on Form 10-K.

Dated the 17th day of July, 2006.	/s/ S. Nicholas Sheard
S. Nicholas Sheard